Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock ETF Trust II of our report dated September 26, 2023, relating to the financial statements and financial highlights, which appears in BlackRock Flexible Income ETF’s Annual Report on Form N-CSR for the period May 19, 2023 (commencement of operations) to July 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 16, 2023